EX-99.h.1.ii

AMENDMENT NO. 4 TO
SCHEDULE A

DELAWARE GROUP EQUITY FUNDS IV

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AMENDED AS OF SEPTEMBER 20, 2021

Delaware Healthcare Fund	Effective as of April 19, 2001
Delaware Smid Cap Growth Fund	Effective as of September 28, 2012
Delaware Small Cap Growth Fund	Effective as of June 30, 2016
Delaware Covered Call Strategy Fund	Effective as of October 4, 2019
Delaware Equity Income Fund	Effective as of October 4, 2019
Delaware Global Equity Fund	Effective as of October 4, 2019
Delaware Growth and Income Fund	Effective as of October 4, 2019
Delaware Hedged U.S. Equity Opportunities Fund	Effective as of October 4, 2019
Delaware Opportunity Fund	Effective as of October 4, 2019
Delaware Premium Income Fund	Effective as of October 4, 2019
Delaware Growth Equity Fund	Effective as of October 4, 2019
Delaware Total Return Fund	Effective as of October 4, 2019

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND		DELAWARE GROUP EQUITY FUNDS IV
SERVICE COMPANY		for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	Senior Vice President and	Title:	President and Chief Executive Officer
Global Head of Fund Services